Exhibit 10.5

EMPLOYMENT AGREEMENT

This Agreement is made and entered into on May 11, 2001 by and among Heritage Commerce Corp (HCC), a California bank holding company, and Kenneth A. Corsello for the purposes set forth hereinafter (the "Agreement").

RECITALS

WHEREAS, Kenneth A. Corsello is currently the Executive Vice President and Chief Credit Officer of Heritage Commerce Corp;

WHEREAS, it is the intention of the parties to enter into an employment agreement for the purposes of assuring the continued services of Kenneth A. Corsello as the Executive Vice President and Chief Credit Officer of Heritage Commerce Corp;

WHEREAS, any reference in this Agreement to "Employer" shall mean Heritage Commerce Corp unless otherwise expressly stated or the context otherwise requires; and

WHEREAS, any reference in this Agreement to "Employee" shall mean Kenneth A. Corsello.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Employer and Employee agree as follows:

AGREEMENT

1. Term of Employment. Pursuant to this Agreement, Employer employs Employee and Employee hereby accepts employment with Employer, upon the terms and conditions hereinafter set forth, for a period of three (3) years from the date hereof. Upon the occurrence of the third annual anniversary of the date of this Agreement, and on each anniversary date thereafter, the term of this Agreement shall be deemed automatically extended for an additional one (1) year term, subject to the termination provisions of paragraph 16.

2. Duties and Obligations of Employee. Employee shall serve as the Executive Vice President and Chief Credit Officer of Employer and shall perform the customary duties of such office in the commercial banking industry as may from time to time be reasonably requested of him by the Board of Directors of Employer.

(a) Providing leadership in carrying out responsibilities of the position as outlined in the job description subject to the direction of the Board of Directors of Employer;

(b) Participating in community affairs which are beneficial to the Employer and;

(c) Maintaining a good relationship with Employer's Directors, management officers and shareholders;

(d) Maintaining a good relationship with regulatory agencies and governmental authorities having jurisdiction over Employer;

(e) Providing leadership in planning and implementing the conduct of business and the affairs of the Employer; and

(f) Hiring and firing employees other than executive officers of the Employer, subject at all times to the policies and directives set by the Employer's Board of Directors.

3. Devotion to Employer's Business.

(a) Employee shall devote his full business time, ability, and attention to the business of Employer during the term of this Agreement and shall not during the term of this Agreement engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of Employer. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required of Employee under this Agreement. Nothing in this Agreement shall be interpreted to prohibit Employee from making passive personal investments. However, Employee shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Employer except for passive investments at a non-controlling level in publicly traded companies made without benefit of non-public information.

(b) Employee agrees to conduct himself at all times with due regard to public conventions and morals. Employee further agrees not to do or commit any act that will reasonably tend to shock or offend the community and have an adverse effect upon Employer.

(c) Employee hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that Employer, in addition to any other rights or remedies that Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Employee.

4. Noncompetition by Employee. Employee shall not, during the term of this Agreement, directly or indirectly, either as an employee, employer, consultant, agent, principal, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any competitive banking or financial services business without the prior written consent of Employer. Following termination of this Agreement and during any period when Employee is receiving severance payments from Employer pursuant to or related to this Agreement, the Employee shall be subject to the foregoing noncompetition restrictions only with respect to banking or financial services businesses which conduct business or operations in Santa Clara County.

5. Indemnification.

(a) Employee shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property resulting from the gross negligence or intentional misconduct of the Employee.

(b) To the extent permitted by law, Employer shall indemnify Employee if he was or is a party or is threatened to be made a party in any action brought by a third party against Employee (whether or not Employer is joined as a party defendant) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with said action if Employee acted in good faith and in a manner Employee reasonably believed to be in the best interest of Employer (and with respect to a criminal proceeding if Employee had no reasonable cause to believe his conduct was unlawful), provided that the alleged conduct of Employee arose out of and was within the course and scope of his employment as an officer or employee of Employer.

6. Disclosure of Information. Employee shall not, either before or after termination of this Agreement, without the prior written consent of the Board of Directors of Employer or except as required by law to comply with legal process including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, disclose to anyone any of Employer's financial information, trade or business secrets, customer lists, computer software or other information not otherwise publicly available concerning the business or operations of Employer or one or all of Employer's subsidiaries. Employee further recognizes and acknowledges that any financial information concerning any customers of Employer, or Employer's other subsidiaries, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of Employer's and Employer's business. Employee shall not, either before or after termination of this Agreement, without such consent or except as required by law, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever. In the event Employee is required by law to disclose such information described in this paragraph 6, Employee will provide Employer and its respective counsel with immediate notice of such request so that they may consider seeking a protective order. If in the absence of a protective order or the receipt of a waiver hereunder Employee is nonetheless, in the written opinion of knowledgeable counsel, compelled to disclose any of such information to any tribunal or any other party or else stand liable for contempt or suffer other material censure or material penalty, then Employee may disclose (on an "as needed" basis only) such information to such tribunal or other party without liability hereunder. Employee agrees to execute such form of confidentiality agreement from time to time during the term of this Agreement as the Boards of Directors of Employer and its subsidiaries may require to be executed by executive officers of Employer. Any conflict between this paragraph 6 and such confidentiality agreement shall be resolved in favor of the provisions of the confidentiality agreement.

7. Written, Printed or Electronic Material. All written, printed or electronic material, notebooks and records including, without limitation, computer disks used by Employee in performing duties for Employer, other than Employee's personal notes and diaries, are and shall remain the sole property of Employer. Upon termination of employment, Employee shall promptly return all such material (including all copies, extracts and summaries thereof) to Employer.

8. Surety Bond. Employee agrees that he will furnish all information and take any other steps necessary from time to time to enable Employer to obtain or maintain a fidelity bond conditional on the rendering of a true account by Employee of all monies, goods, or other property which may come into the custody, charge, or possession of Employee during the term of his employment. The surety company issuing the bond and the amount of the bond must be acceptable to Employer. All premiums on the bond shall be paid by Employer. Employer shall have no obligation to pay severance benefits to Employee in accordance with paragraph 16 (d) of this Agreement in the event that the Employee's employment is terminated in connection with the Employee's failure to qualify for a surety bond at any time during the term of this Agreement and such failure to qualify results from an occurrence described in paragraph 16(a) (5), (7), (8), (9), (10) or (11, to the extent of an Employee breach).

9. Base Salary. In consideration for the services to be performed hereunder, Employee shall receive a salary at the rate of One Hundred Twenty- Eight Thousand Dollars ($128,000) per annum, payable in installments during the term of this Agreement of approximately Five Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($5,333.33) on the fifteenth and last day of each month, subject to applicable adjustments for withholding taxes, prorations for any partial employment period and such other applicable payroll procedures of Employer. Employee shall receive such annual adjustments in salary, if any, as may be determined by Employer's Board of Directors, in its sole discretion, resulting from the Board of Directors annual review of Employee's compensation each year during the term of this Agreement.

10. Salary Continuation During Disability. If Employee for any reason (except as expressly provided below) becomes temporarily or permanently disabled so that he is unable to perform the duties under this Agreement, Employer agrees to pay Employee the base salary otherwise payable to Employee pursuant to paragraph 9 of this Agreement, reduced by the amounts received by Employee from state disability insurance, or worker's compensation or other similar insurance benefits through policies provided by Employer, for a period of six (6) months from the date of disability.

For purposes of this paragraph 10, "disability" shall be defined as provided in Employer's disability insurance program. Notwithstanding anything herein to the contrary, Employer shall have no obligation to make payments for a disability resulting from the deliberate, intentional actions of Employee, such as, but not limited to, attempted suicide or chemical dependence of Employee.

11. Incentive Compensation. Employee shall be entitled to participate in the HCC Incentive Compensation Plan (the "Bonus Plan") and the HCC Employee Stock Ownership Plan ("ESOP"). Under the Bonus Plan, Employee will be entitled to receive annual cash bonus payments, subject to the terms and conditions of the Bonus Plan as in effect for a given year including achievement of the budgeted net income target for a given year. Under the ESOP, annual contributions may be made for the benefit of the Employee, subject to the terms and conditions of the ESOP and in the sole discretion of the Board of Directors of HCC. Under no circumstance shall a right to receive bonus compensation other than pursuant to the Bonus Plan and/or contributions other than pursuant to the ESOP, exist in favor of or accrue to or for the benefit of Employee.

12. Stock Options/Employment Rights. Any future grant of stock options to Employee pursuant to Employer's 1994 Tandem Stock Option Plan ("1994 Plan"), shall be determined by and in the sole discretion of the Board of Directors of Employer. Any such stock option grant shall be evidenced by a stock option agreement in the form required by the 1994 Plan. Notwithstanding any provision of the 1994 Plan or any such stock option agreement to the contrary, no rights of employment shall be conferred upon Employee or result from the 1994 Plan or any such stock option agreement. Any employment rights and corresponding duties of Employee pursuant to his employment by Employer shall be limited to and interpreted solely in accordance with the terms and provisions of this Agreement.

13. Other Benefits. Employee shall be entitled to those employee benefits adopted by Employer for all employees of Employer, subject to applicable qualification requirements and regulatory approval requirements, if any. Employee shall be further entitled to the following additional benefits that shall supplement or replace, to the extent duplicative of any part or all of the general employee benefits, the benefits otherwise provided to Employee:

(a) Vacation. Employee shall be entitled to twenty-two (22) days of annual vacation leave at his then existing rate of full salary each year during the term of this Agreement. Employee may be absent from his employment for vacation as long as such leave is reasonable and does not jeopardize his responsibilities and duties specified in this Agreement. The length of vacation should not exceed two (2) weeks without the approval of Employer's Executive Committee of the Board of Directors. Vacation time will accrue in accordance with Employer's personnel policies.

(b) Automobile Allowance and Insurance. Employer will pay to Employee an automobile allowance in the amount of Four Hundred Seventy-Five Dollars ($475) per month during the term of this Agreement. Employer shall reimburse Employee for gasoline expenditures related to business use of the automobile acquired or used by Employee. Employee shall acquire or otherwise make available for his business and personal use an automobile suitable to his position and maintain it in good condition and repair. Employee shall obtain and maintain public liability insurance and property damage insurance policies with insurer(s) acceptable to Employer and with such coverages in such amounts as may be acceptable to Employer from time to time.

(c) Personal Insurance. Employer will provide medical, life, and disability insurance for Employee and his dependents with options and coverage consistent with those of Employer's group medical plan as in effect from time to time and with insurer's selected by Employer in its sole discretion.

(d) Supplemental Compensation. Employer and Employee acknowledge that they have entered into an agreement that provides supplemental compensation benefits to Employee payable upon retirement or as otherwise set forth in such agreement.

14. Annual Physical Examination. Employer shall pay or reimburse Employee for the cost of an annual physical examination conducted by a California licensed physician selected by Employee and reasonably acceptable to Employer.

15. Business Expenses. Employee shall be reimbursed for all ordinary and necessary expenses incurred by Employee in connection with his employment. Employee shall also be reimbursed for reasonable expenses incurred in activities associated with promoting the business of Employer, including expenses for entertainment, travel, conventions, educational programs, club memberships and similar items. Employer will pay for or will reimburse Employee for such expenses upon presentation by Employee from time to time of receipts or other appropriate evidence of such expenditures.

16. Termination of Agreement.

(a) Automatic Termination. This Agreement shall terminate automatically without further act of the parties and immediately upon the occurrence of any one of the following events, subject to either party's right, without any obligation whatsoever, to waive an event reasonably susceptible of waiver, and the obligation of Employer to pay the amounts which would otherwise be payable to Employee under this Agreement through the end of the month in which the event occurs shall cease, except that only in the event of termination based upon subparagraphs (1), (4) or (11, to the extent of Employer's breach) below shall Employee be entitled to receive severance payments based upon automatic termination pursuant to paragraph 16 (d) of this Agreement:

(1) The occurrence of circumstances that make it impossible or impractical for Employer to conduct or continue its business.

(2) The death of Employee.

(3) The loss by Employee of legal capacity.

(4) The loss by Employer of legal capacity to contract.

(5) The willful, intentional and material breach or the habitual and continued neglect by the Employee of his employment responsibilities and duties.

(6) The continuous mental or physical incapacity of the Employee, subject to disability rights under this Agreement.

(7) The Employee's willful and intentional violation of any state or federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of Employer, or the rules or regulations of the California Commissioner of Financial Institutions, Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, or other regulatory agency or governmental authority having jurisdiction over the Employer, which has a material adverse effect upon the Employer.

(8) The written determination by a state or federal banking agency or governmental authority having jurisdiction over the Employer that Employee is not suitable to act in the capacity for which he is employed by Employer.

(9) The Employee's conviction of (i) any felony or (ii) a crime involving moral turpitude, or the Employee's willful and intentional commission of a fraudulent or dishonest act.

(10) The Employee's willful and intentional disclosure, without authority, of any secret or confidential information concerning Employer or taking any action which the Employer's Board of Directors determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with the Employer.

(11) Either party materially breaches the terms or provisions of this Agreement.

(b) Termination by Employer. Employer may, at its election and in its sole discretion, terminate this Agreement for any reason, or for no reason, without prejudice to any other remedy to which Employer may be entitled either at law, in equity or under this Agreement. Upon such termination, Employee shall immediately cease performing and discharging the duties and responsibilities of his position and remove himself and his personal belongings from the Employer's premises. All rights and obligations accruing to Employee under this Agreement shall cease at such termination, except that such termination shall not prejudice Employee's rights regarding employment benefits which shall have accrued prior to such termination, including the right to receive the severance pay specified in paragraph 16 (d) below, and any other remedy which Employee may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

(c) Termination by Employee. This Agreement may be terminated by Employee for any reason, or no reason. Upon such termination, all rights and obligations accruing to Employee under this Agreement shall cease, except that such termination shall not prejudice Employee's rights regarding employment benefits which shall have accrued prior to such termination and any other remedy which Employee may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

(d) Severance Pay - Termination by Employer. In the event of termination by Employer pursuant to paragraph 16 (b) or automatic termination based upon paragraph 16 (a) (1), (4) or (11, to the extent of Employer's breach) of this Agreement, Employee shall be entitled to receive severance pay (in addition to salary, incentive compensation, or other payments, if any, due Employee) equal to one-half of Employee's aggregate annual compensation (including an amount equal to the average annual incentive compensation for the two most recent complete years) includable in Employee's gross income for federal income tax purposes during the year the termination occurs, payable in lump sum within thirty (30) days following such termination. In addition, employee shall be reimbursed the amount of COBRA premiums paid for the continuation of health insurance benefits equivalent to those in place at the time of termination for a period of up to six months after the termination date.

Notwithstanding the foregoing, in the event of a "change in control" as defined in subparagraph (e) below, Employee shall not be entitled to severance pay pursuant to this subparagraph (d) and any rights of Employee to severance pay shall be limited to such rights as are specified in paragraph 16 (e) below.

Employee acknowledges and agrees that severance pay pursuant to this subparagraph (d) is in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and the sole and exclusive remedy for Employee terminated at the will of Employer pursuant to paragraph 16 (b) or pursuant to certain provisions of paragraph 16 (a) described herein.

(e) Severance Pay - Change in Control. If, in the event of a "change in control" as defined herein and within a period of two (2) years following consummation of such a change in control, (i) Employee's employment is terminated; or (ii) without Employee's consent there occurs (A) any material adverse change in the nature and scope of Employee's position, responsibilities, duties, or a change of twenty-five (25) miles or more in the Employee's location of employment, and any material reduction in salary or benefits, or (B) any event which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of Employee's employment, then Employee shall be entitled to receive severance pay (in addition to salary, incentive compensation, or other payments, if any, due Employee). Any such severance pay due Employee shall be in an amount equal to one times Employee's aggregate annual compensation (including an amount equal to the average annual incentive compensation for the two most recent complete years) includable in Employee's gross income for federal income tax purposes during the year the termination occurs, payable in lump sum within thirty (30) days following such termination. In addition, employee shall be reimbursed the amount of COBRA premiums paid for the continutation of health insurance benefits equivalent to those in place at the time of termination for a period of up to one-year after the termination date.

If all or any portion of the amounts payable to the Employee under this Agreement, either alone or together with other payments which the Employee has the right to receive from the Employer, constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), such amounts payable hereunder shall be reduced to the extent necessary so as to cause a reduction of any excise tax pursuant to Section 4999 of the Code to equal "zero". The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by the Employer immediately prior to the change in control.

Any such severance shall be payable in lump sum within thirty (30) days following such termination. Such severance payment, if any, shall be in lieu of all damages, payments and liabilities on account of the events described above for which such severance payment, if any, may be due Employee and any severance payment rights of Employee under paragraph 16 (d) of this Agreement. This paragraph 16 (e) shall be binding upon and inure to the benefit of the parties and any successors or assigns of Employer or any "person" as defined herein.

Notwithstanding the foregoing, Employee shall not be entitled to receive nor shall Employer, its successors, assigns or any "person" as defined herein be obligated to pay severance payments pursuant to this paragraph 16 (e) in the event of an occurrence described in paragraph 16 (a), subparagraphs (5), (7), (8), (9), (10) or (11, to the extent of an Employee breach), or in the event Employee terminates employment in accordance with paragraph 16 (c) and the termination is not a result of or based upon the occurrence of any event described in paragraph 16 (e) (ii) above.

A "change in control" of Employer for purposes of this Agreement and paragraph 16 (e) shall mean the occurrence of any of the following events with respect to Employer (with the term "Employer" being defined for such a change in control to include Employer and any of its subsidiaries ): (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Employer or any stock exchange on which the Employer's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of the Employer in which the Employer does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Employer having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Employer, reflected in the most recent balance sheet of the Employer; (iv) a transaction whereby any "person" (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity is or becomes the beneficial owner, directly or indirectly, of securities of the Employer representing twenty-five percent (25%) or more of the combined voting power of the Employer's then outstanding securities; (v) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Employer's shareholders, of each new director is approved by a vote of at least three-quarters (3/4) of the directors then still in office who were directors at the beginning of the period; or (vi) the shareholders of the Employer approve the sale or transfer of substantially all of the Employer's assets to parties that are not within a "controlled group of corporations" (as that term is defined in section 1563 of the Code) in which the Employer is a member.

17. Notices. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses listed as follows:

Employer: Heritage Commerce Corp
150 Almaden Blvd.
San Jose, CA 95113

Employee: At the address listed in Employee's personnel file

Each party may change the address for receipt of notices by written notice in accordance with this paragraph 17. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

18. Arbitration. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"), presently located in San Francisco, California, in accordance with the rules and procedures of JAMS then in effect. In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association ("AAA"), presently located in San Francisco, California, shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in San Jose, California, unless otherwise agreed to by the parties.

19. Attorneys' Fees and Costs. In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement or any part thereof or otherwise arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to any such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceeding. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of one or more arbitrators in the event of arbitration, or a decision of a comparable official in the event of any other action or proceeding. Every obligation to indemnify under this Agreement includes the obligation to pay reasonable fees of attorneys, accountants and expert witnesses incurred by the indemnified party in connection with matters subject to indemnification.

20. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to the employment of Employee by Employer. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

21. Modifications. Any modification of this Agreement will be effective only if it is in writing and signed by a party or its authorized representative.

22. Waiver. The failure of either party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such waiver is in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

23. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

24. Interpretation. This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties. Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against either party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists.

25. Governing Law and Venue. The laws of the State of California, other than those laws denominated choice of law rules, shall govern the validity, construction and effect of this Agreement. Any action which in any way involves the rights, duties and obligations of the parties hereunder shall be brought in the courts of the State of California and venue for any action or proceeding shall be in Santa Clara County or in the United States District Court for the Northern District of California, and the parties hereby submit to the personal jurisdiction of said courts.

26. Payments Due Deceased Employee. If Employee dies prior to the expiration of the term of his employment, any payments that may be due Employee from Employer under this Agreement as of the date of death shall be paid to Employee's heirs, beneficiaries, successors, permitted assigns or transferees, executors, administrators, trustees, or any other legal or personal representatives.

27. Assignment/Binding Effect. Except as specifically set forth in this Agreement, the Employee may not assign, delegate or otherwise transfer any of the Employee's rights, benefits, duties or obligations under this Agreement without the prior written consent of the Employer. This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns, and the Employee and the Employee's heirs, beneficiaries, successors, permitted assigns or transferees, executors, administrators, trustees, and any other legal or personal representatives.

28. Effect of Termination on Certain Provisions. Upon the termination of this Agreement, the obligations of the Employer and Employee hereunder shall cease except to the extent of Employer's obligation to make payments, if any, to or for the benefit of Employee following termination, and provided that paragraphs 4, 5, 6, 7, 18, 19, 20, 23, 24, 25, 26, and 27 shall remain in full force and effect.

29. Advice of Counsel and Advisors. Employee acknowledges and agrees that he has read and understands the terms and provisions of this Agreement and prior to signing this Agreement, he has read and had the advice of counsel and/or such other advisors as he deemed appropriate in connection with his review and analysis of such terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in the City of San Jose, County of Santa Clara, State of California.

EMPLOYER: HERITAGE COMMERCE CORP	EMPLOYEE:
By:	______________________________ Richard L. Conniff President and Chief Operating Officer	__________________________ Kenneth A. Corsello

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to the Employment Agreement by and between Heritage Commerce Corp (the "Employer") and Kenneth A. Corsello (the "Employee"), dated May 11, 2001, (the "Agreement"), is entered into on May 11, 2004 for the purposes stated hereinafter.

WHEREAS, the Employer is a California corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended ("HCC");

WHEREAS, the Employer and Employee entered into the Agreement for the purposes set forth in the Agreement; and

WHEREAS, the Employer and Employee believe it to be in their respective best interests to amend the Agreement as set forth hereinafter to clarify the interpretation of and intention of the parties.

NOW, THEREFORE, the Employee and the Employer agree as follows:

1. Section 16 (a) (1) through (11) is hereby deleted and replaced with the following:

(1) The occurrence of circumstances that make it impossible or impractical for Employer to conduct or continue its business.

(2) The death of Employee.

(3) The loss by Employee of legal capacity.

(4) The loss by Employer of legal capacity to contract.

(5) The willful, intentional and material breach or the habitual and continued neglect by the Employee of his employment responsibilities and duties;

(6) The continuous mental or physical incapacity of the Employee, subject to disability rights under this Agreement;

(7) The Employee's willful and intentional violation of any federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of Employer, or the rules or regulations of the California Commissioner of Financial Institutions, Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, or other regulatory agency or governmental authority having jurisdiction over the Employer, which in any of the foregoing circumstances has a material adverse effect upon the Employer;

(8) The Employee's final conviction after exhaustion of all appeals of (i) any felony or (ii) a crime involving moral turpitude, or the Employee's willful and intentional commission of a fraudulent or dishonest act, which in any of the foregoing circumstances has a material adverse effect upon the Employer; or

(9) Either party breaches the terms or provisions of this Agreement and such breach has a material adverse effect upon the non-breaching party.

2. The last sentence of paragraph 8 is hereby amended to read as follows:

Employer shall have no obligation to pay severance benefits to Employee in accordance with paragraph 16 (d) of this Agreement in the event that the Employee's employment is terminated in connection with the Employee's failure to qualify for a surety bond at any time during the term of this Agreement and such failure to qualify results from an occurrence described in paragraph 16(a) (5), (7), (8), or (9, to the extent of an Employee breach).

3. The first sentence of paragraph 16 (d) is hereby amended to read as follows:

In the event of termination by Employer pursuant to paragraph 16 (b) or automatic termination based upon paragraph 16 (a) (1), (4) or (9, to the extent of Employer's breach) of this Agreement, Employee shall be entitled to receive, commencing immediately following the termination, (i) severance pay (in addition to base salary, incentive compensation, or other payments, if any, due Employee) equal to one (1) times Employee's aggregate annual compensation includable in Employee's gross income for federal income tax purposes during the year the termination occurs, payable in twenty-four (24) substantially equal installments on the fifteenth and last day of each month, (ii) COBRA insurance coverage rights as may be applicable; provided, that, Employer shall pay the costs of Employee's COBRA medical and dental insurance coverages for the period until the earlier of twelve (12) months following the date of termination or the date upon which the Employee obtains such insurance coverages from another employer or other source, and (iii) professional outplacement services from a firm mutually agreeable to Employer and Employee at a cost payable by Employer up to five thousand dollars ($5,000).

4. The fourth paragraph of 16 (e) is hereby amended to read as follows:

Notwithstanding the foregoing, Employee shall not be entitled to receive nor shall Employer, its successors, assigns or any "person" as defined herein be obligated to pay severance payments pursuant to this paragraph 16 (e) in the event of an occurrence described in paragraph 16 (a), subparagraphs (5), (7), (8), or (9, to the extent of an Employee breach), or in the event Employee terminates employment in accordance with paragraph 16 (c) and the termination is not a result of or based upon the occurrence of any event described in paragraph 16 (e) (ii) above or a voluntary termination within the twelve (12) month period immediately following a change in control as described above.

5. Except as amended by this Amendment No. 1, all of the provisions of the Agreement shall be unmodified and remain in full force and effect.

IN WITNESS WHEREOF, the Employee and the Employer have executed this Amendment No. 1 to the Agreement, effective as of the date first above written.

EMPLOYER: HERITAGE COMMERCE CORP	EMPLOYEE:
By:	______________________________ Richard L. Conniff President and Chief Operating Officer	__________________________ Kenneth A. Corsello